Exhibit 99.1

Mangrove Announces Intention to Commence Tender Offer for up to 3,000,000 Shares of Common Stock of Asta Funding, Inc.

NEW YORK, March 15, 2016 -- Mangrove Partners (“Mangrove”) today announced that it intends to make a cash tender offer for up to 3,000,000 shares of common stock of Asta Funding, Inc. (NASDAQ: ASFI) (“Asta”) at a price of $9.00 per share. The offer price represents a 6.13% premium over Asta’s closing stock price of $8.48 on March 14, 2016 and a 20.32% premium over Asta’s closing stock price on March 2, 2016, the day upon which Mangrove filed a Schedule 13D.

The shares to be purchased pursuant to the offer represent approximately 24.8% of the outstanding shares of Asta common stock. Mangrove currently owns 2,102,427 shares of Asta common stock, which represents approximately 17.4% of the outstanding shares. Upon completion of the offer, assuming all shares offered for are tendered, Mangrove would beneficially own 5,102,427 shares of Asta common stock, or approximately 42.2% of the outstanding shares.

Once the tender offer is commenced, offering materials will be mailed to Asta shareholders and filed with the Securities and Exchange Commission. Asta shareholders are urged to read the offering materials when they become available because they will contain important information.

MANGROVE’S OFFER WILL NOT BE SUBJECT TO FINANCING.

The tender offer will be held open for at least twenty business days following its commencement, and tenders of shares must be made prior to the expiration of the tender offer period.

Important Information about the Tender Offer

THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE HAS NOT YET COMMENCED. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF Asta.  NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL.  THE OFFER WILL BE MADE SOLELY PURSUANT TO THE OFFERING DOCUMENTS.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  IF THE TENDER OFFER IS COMMENCED, A TENDER OFFER STATEMENT ON SCHEDULE TO (THE “TENDER OFFER STATEMENT”) WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).  THE TENDER OFFER STATEMENT, INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, AND OTHER RELATED MATERIALS, WILL ALSO BE AVAILABLE TO ASTA’S SHAREHOLDERS AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding Mangrove’s offer to acquire shares of Common Stock of Asta. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of Mangrove and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the contemplated tender offer described in this press release, including uncertainty about the timing of the tender offer, that, if the tender offer is commenced, the conditions to closing the tender offer may not be satisfied, uncertainties as to the amount of shares that will be tendered in the tender offer and Mangrove’s ownership interest in Asta following the tender offer, and the risk that the expected benefits to Mangrove from the tender offer may not be realized or maintained. Mangrove undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Mangrove Partners
Nathaniel August / Philip Lee 212-897-9535

SOURCE Mangrove Partners